Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 o: 206.883.2500 f: 206.883.2699

January 12, 2023
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, WA 98101

        Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rover Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration of the offer and sale under the Securities Act of 1933, as amended, of an aggregate of 9,226,293 shares of Class A common stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the Rover Group, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the agreements that accompany the 2021 Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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